EXHIBIT 21.1
LIST OF SUBSIDIARIES
Unica Corporation Limited (English Limited Company)
100% owned by Unica Corporation
Unica Corporation Software Pte Limited (Singapore Limited Company)
100% owned by Unica Corporation
Unica France SAS (French SAS)
100% owned by Unica Corporation
Unica, LLC. (Delaware limited liability company)
100% owned by Unica Corporation
Unica, L.P. (Bermuda limited partnership)
Unica Corporation is limited partner and Unica, LLC is general partner
Unica Softtech Systems India Private Limited (India private company) 99% of shares held by Reid Finance Limited for the benefit of Unica, L.P., 0.10% held by Unica Corporation Software Pte Limited, and 0.10% held by Manish Munot
Unica Securities Corporation (Massachusetts securities corporation)
100% owned by Unica Corporation
Sane Solutions, Inc. (Delaware corporation)
100% owned by Unica Corporation
MarketingCentral, Inc. (Delaware Corporation)
100% owned by Unica Corporation